Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 2 dated November 12, 2025 relating to the Common Stock, par value $0.001 per share, of SCYNEXIS, Inc. shall be filed on behalf of the undersigned.

KINGDON CAPITAL MANAGEMENT, L.L.C. By: /s/ Richard Weinstein
Name: Richard Weinstein
Title: Chief Operating Officer & General Counsel

M. KINGDON OFFSHORE MASTER FUND L.P. By: Kingdon GP, LLC, its general partner By: /s/ Mark Kingdon
Name: Mark Kingdon
Title: Managing Member

KINGDON GP, LLC By: /s/ Mark Kingdon
Name: Mark Kingdon
Title: Managing Member

MARK KINGDON By: /s/ Mark Kingdon